Exhibit 99.1

Important Notice to Directors and Executive Officers

of Arrow Electronics, Inc. (the “Company”)

Concerning Additional Legal Restrictions on Their Personal Trading in Company Common Stock

March 23, 2021

Federal securities laws require the Company to provide this notice to its directors and executive officers.

In connection with the modification of the investment alternatives in the Arrow Electronics Savings Plan (the “401(k) Plan”) to remove Company common stock (“Company Common Stock”) as an investment option, there will be three temporary blackout periods for 401(k) Plan participants. The blackout periods will be from 1:00 p.m. (Eastern Time) on April 30, 2021 and ending the week of May 10, 2021, from 1:00 p.m. (Eastern Time) on August 31, 2021 and ending the week of September 13, 2021, and from 1:00 p.m. (Eastern Time) on December 20, 2021 and ending the week of December 27, 2021 (the “Blackout Periods”). During the Blackout Periods, participants in the 401(k) Plan will be temporarily unable to access their accounts to move money from the Arrow Electronics ESOP Company Stock Fund or request withdrawals or distributions from their plan account. The Blackout Periods are required in order to implement the removal of Company Common Stock as an investment option from the 401(k) Plan.

Under federal law, during the Blackout Periods, directors and executive officers will be prohibited from directly or indirectly purchasing, selling, or otherwise acquiring, disposing or transferring shares of Company Common Stock or derivative securities, acquired in connection with their service as a director or executive officer of the Company (“Compensatory Shares”). These restrictions include indirect transactions by family members, partnerships, corporations, trusts or others involving Compensatory Shares where the director or executive officer has a pecuniary interest. There are limited exceptions to these restrictions (e.g., sales pursuant to court orders or as required by law).

Please contact the Company’s Corporate Secretary, Carine Jean-Claude, at Arrow Electronics, Inc., 9201 East Dry Creek Road, Centennial, Colorado 80112, (303) 824-4000, for additional information or if you have any questions regarding the Blackout Periods before and during each Blackout Period and for a period of two years thereafter.